Exhibit 99.1

INFINITY PROPERTY AND CASUALTY CORPORATION COMMENTS ON RECENT GEORGIA JURY VERDICT

          BIRMINGHAM, Ala., April 11 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC) announced today that as a result of a settlement agreement and the benefit of reinsurance, the impact to Infinity’s first quarter 2006 earnings from the recent jury verdict against its subsidiary, Atlanta Casualty Company, will be less than $600,000 or $0.02 per diluted share.  The legal proceeding related to a 1992 automobile accident involving an Atlanta Casualty Company policyholder.

          Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with a concentration on nonstandard auto insurance.  Its products are offered through a network of approximately 15,000 independent agencies.  For more information about Infinity, please visit http://www.ipacc.com.

SOURCE  Infinity Property and Casualty Corporation
          -0-                                        04/11/2006
          /CONTACT:     Amy Starling, AVP, Investor Relations of Infinity Property and
Casualty Corporation, +1-205-803-8186/
          /Web site:  http://www.ipacc.com/
          (IPCC)